Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 lonworks@echelon.com www.echelon.com

News Information	For Immediate Release

Press Contacts		Investor Contact

Julia O’Shaughnessy Echelon Corporation +1 (408) 938-5357 julia@echelon.com	Allyson Stinchfield Atomic Public Relations +1 (415) 402-0230 allyson@atomicpr.com	Annie Leschin StreetSmart Investor Relations +1 (415) 775-1788 annie@streetsmartir.com

Echelon Reports Second Quarter 2009 Results

(SAN JOSE, CA –July 30, 2009) - Echelon Corporation (NASDAQ: ELON) today announced financial results for the second quarter ended June 30, 2009.

Revenues for the quarter ended June 30, 2009 were $22.6 million compared to $18.2 million in the first quarter of 2009 and $32.2 million for the second quarter of 2008. Revenues this quarter were comprised of $10.9 million from LonWorks® infrastructure products, $10.0 million from our Networked Energy Services (NES) products, and $1.7 million from the Enel project. Revenues for the first quarter 2009 were comprised of $11.2 million from LonWorks infrastructure products, $5.7 million from our NES products, and $1.3 million from the Enel project. Revenues for the quarter ended June 30, 2008 were made up of $13.9 million from LonWorks infrastructure products, $16.6 million from NES products, and $1.6 million from the Enel project.

Gross margin for the second quarter of 2009 was 43.2%, compared with 43.4% in the first quarter of 2009 and 39.6% for the second quarter of 2008. Total operating expenses for the quarter were $18.4 million compared to $18.6 million in the first quarter of 2009 and $20.3 million for the second quarter of 2008.

The GAAP net loss for the second quarter was $9.5 million, or $0.23 cents per share, compared to a net loss of $10.6 million, or $0.26 cents per share in the first quarter of 2009 and a net loss of $7.4 million, or $0.18 cents per share, for the second quarter of 2008. The non-GAAP net loss for the quarter, which excludes stock-based compensation expenses, was $5.5 million, or $0.13 cents per share, compared to a non-GAAP net loss of $7.5 million, or $0.19 cents per share in the first quarter of 2009, and a non-GAAP net loss of $3.6 million, or $0.09 cents per share, for the second quarter of 2008. All non-GAAP information in this release is reconciled in the “Reconciliation of Non-GAAP to GAAP Results” table below.

“Echelon executed well in what remains a very challenging economic environment for us and our customers,” said Ken Oshman, chairman and CEO of Echelon. “Our focus on carefully managing costs while maintaining investment in important long-term initiatives for growth is reflected in our results. Our smart grid projects in Denmark proceeded as planned in the quarter and we see increased interest and activity around the world in energy saving and energy management applications enabled by Echelon’s products – from advanced metering to smart street lighting systems, commercial demand response to in-home energy management. While the near-term environment remains difficult, we remain confident in the long-term prospects for our products. We believe we are positioned at the sweet spot of the industry,” concluded Oshman.

Business Outlook

Echelon offers the following guidance for the third quarter of 2009. All non-GAAP estimates exclude the impact of any stock-based compensation charges. We expect:

•	Total revenue to be approximately $21.0 million to $23.0 million, with NES revenue accounting for 45%, LonWorks revenue 50%, and Enel project revenue 5%.

•	Non-GAAP gross margin to be in the range of 43.0% to 45.0%.

•	Stock-based compensation expenses to be approximately $3.8 million.

•	Non-GAAP loss per share to be $0.15 to $0.17, based on a fully diluted weighted average shares outstanding of 40.7 million.

•	GAAP loss per share of between $0.24 and $0.26 for the quarter.

For those interested in further discussion regarding this release, Echelon’s management will participate in a conference call today at 2:00 p.m. Pacific/5:00 p.m. Eastern Time. To access the call, dial 800-510-0291 and enter passcode: 35706210 (callers outside the US please use 617-614-3451). An archived replay of the webcast will be available approximately two hours following the end of the call.

Use of Non-GAAP Financial Information

Echelon continues to provide all information required in accordance with GAAP, but believes that an investor’s evaluation of our ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures. Accordingly, we provide non-GAAP net income and non-GAAP net income per share data as additional information relating to Echelon’s operating results. Echelon presents these non-GAAP financial measures to provide investors with an additional tool for evaluating Echelon’s operating results in a manner that focuses on what Echelon believes to be its ongoing business operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with GAAP.

Echelon’s management uses certain non-GAAP financial information, namely operating results excluding the impact of stock-based compensation charges made in accordance with SFAS 123R, to evaluate its ongoing operations and for internal planning and forecasting purposes. Accordingly, we believe it is useful for Echelon’s investors to review, as applicable, information that both includes and excludes stock-based compensation (and the related tax impact) in order to assess the performance of Echelon’s business and for planning and forecasting in future periods. Whenever Echelon reports such non-GAAP financial measures, a complete reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure is provided. Investors are encouraged to review these reconciliations to ensure they have a thorough understanding of the reported non-GAAP financial measures and their most directly comparable GAAP financial measures.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is leading the worldwide transformation of the electricity grid into a smart, communicating energy network, connecting utilities to their customers, and providing customers with energy aware homes and businesses that react to conditions on the grid.

Echelon’s NES System – the backbone for the smart grid – is used by utilities to replace existing stand-alone electricity meters with a network infrastructure that is open, inexpensive, reliable, and proven. The NES System helps utilities compete more effectively, reduce operating costs, provide expanded services and help energy users manage and reduce overall energy use. Echelon’s LonWorks® Infrastructure products extend the smart grid, powering tens of millions of energy aware, everyday devices made by thousands of companies – connecting them to each other and the grid. LonWorks based products work together to monitor and save energy; lower costs; improve productivity; and enhance service, quality, safety, and convenience in utility, municipal, building, industrial, transportation, and home area networks.

Echelon and the Echelon logo are registered trademarks of Echelon Corporation in the United States and other countries.

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Echelon, LonWorks and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Risk Factors Regarding Forward Looking Statements

This press release may contain statements relating to future plans, events or performance, including statements regarding Echelon’s anticipated performance for the third quarter of 2009 and thereafter; the effect of global economic conditions and the American Recovery and Reinvestment Act (i.e., the stimulus bill) (“ARRA”) on business in Echelon’s NES and LWI product lines worldwide and in the U.S., in particular; and the effect of market imperatives to manage and conserve energy. Such statements may involve risks and uncertainties, including risks associated with uncertainties pertaining to the continued development and growth of markets for Echelon’s products and services, particularly the risk that the Company may fail to receive expected orders for our NES products; the risk that global economic conditions will affect our customers’ ability to receive approval for or finance NES or LonWorks-based deployments; risks that the pending applications for financing under ARRA will delay decisions regarding or deployments of certain projects in the U.S; risks relating to the ability of Echelon’s products and services to perform as designed and meet customer expectations; the risk that a utility that awards a tender to Echelon or one of its resellers will not proceed with a deployment, will order fewer than the number of meters anticipated by Echelon or will cancel the project, or the risk that the project will not pass certain tests imposed by the utility; the risk that Echelon does not meet expected or required shipment, delivery or acceptance schedules for NES hardware or software products and that Echelon may incur penalties or additional expenses or delay revenue recognition as a result; risks that the application of U.S. generally accepted accounting principles could significantly affect the method of calculating and the timing of NES revenues; and other risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The financial statements that follow should be read in conjunction with the notes set forth in Echelon’s Quarterly Report on Form 10-Q when filed with the Securities and Exchange Commission.

ECHELON CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS

Current Assets:
Cash and cash equivalents	$11,536	$37,669
Short-term investments	70,953	49,647
Accounts receivable, net	13,285	23,480
Inventories	19,382	16,513
Deferred cost of goods sold	2,571	2,482
Other current assets	3,233	4,707

Total current assets	120,960	134,498

Property and equipment, net	38,114	40,574
Other long-term assets	9,428	10,445

	$168,502	$185,517

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$7,172	$10,675
Accrued liabilities	4,738	5,053
Current portion of lease financing obligations	1,519	1,439
Deferred revenues	8,351	8,520

Total current liabilities	21,780	25,687

Long-term liabilities	26,173	27,259

Total stockholders’ equity	120,549	132,571

	$168,502	$185,517

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues:
Product	$21,836	$31,466	$39,225	$66,133
Service	810	691	1,604	1,619

Total revenues	22,646	32,157	40,829	67,752

Cost of revenues:
Cost of product(1)	12,259	18,751	21,899	41,283
Cost of service(1)	601	675	1,249	1,388

Total cost of revenues	12,860	19,426	23,148	42,671

Gross profit	9,786	12,731	17,681	25,081

Operating expenses:
Product development(1)	8,642	9,402	17,733	18,438
Sales and marketing(1)	5,655	6,162	11,377	12,167
General and administrative(1)	4,086	4,721	7,873	9,236

Total operating expenses	18,383	20,285	36,983	39,841

Loss from operations	(8,597)	(7,554)	(19,302)	(14,760)
Interest and other income (expense), net	(377)	519	(67)	1,178
Interest expense on lease financing obligations	(419)	(265)	(844)	(539)

Loss before provision for income taxes	(9,393)	(7,300)	(20,213)	(14,121)
Income tax (benefit) expense	131	74	(124)	94

Net loss	$(9,524)	$(7,374)	$(20,089)	$(14,215)

Net loss per share:
Basic	$(0.23)	$(0.18)	$(0.50)	$(0.35)
Diluted	$(0.23)	$(0.18)	$(0.50)	$(0.35)

Shares used in computing net loss per share:
Basic	40,658	40,774	40,583	40,781
Diluted	40,658	40,774	40,583	40,781
(1) Amounts include stock-based compensation costs as follows:

Cost of product	$348	$390	$680	$753
Cost of service	41	47	93	94
Product development	1,513	1,532	2,777	2,701
Sales and marketing	880	746	1,657	1,443
General and administrative	1,258	1,102	1,876	2,118

Total stock-based compensation expenses	$4,040	$3,817	$7,083	$7,109

ECHELON CORPORATION

RECONCILIATION OF NON-GAAP TO GAAP RESULTS

Excluding adjustments itemized below

(In thousands, except per share amounts)

(Unaudited)

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended June 30,		Three Months Ended March 31, 2009	Six Months Ended June 30,
	2009	2008		2009	2008
GAAP net loss	$(9,524)	$(7,374)	$(10,565)	$(20,089)	$(14,215)

Stock-based compensation	4,040	3,817	3,043	7,083	7,109

Total non-GAAP adjustments to earnings from operations	4,040	3,817	3,043	7,083	7,109

Income tax effect of reconciling items	—	—	—	—	—

Non-GAAP net loss	$(5,484)	$(3,557)	$(7,522)	$(13,006)	$(7,106)

Non-GAAP net loss per share:
Diluted	$(0.13)	$(0.09)	$(0.19)	$(0.32)	$(0.17)

Shares used in computing net loss per share:
Diluted	40,658	40,774	40,508	40,583	40,781

ECHELON CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows provided by (used in) operating activities:
Net loss	$(20,089)	$(14,215)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	3,201	4,255
Loss on disposal of fixed assets	2	—
Reduction of allowance for doubtful accounts	(17)	(44)
Reduction of (increase in) accrued investment income	(2)	650
Stock-based compensation	7,083	7,109
Change in operating assets and liabilities:
Accounts receivable	10,197	18,279
Inventories	(2,889)	(4,600)
Deferred cost of goods sold	(90)	2,291
Other current assets	1,487	(1,986)
Accounts payable	(3,129)	(3,189)
Accrued liabilities	(622)	576
Deferred revenues	(214)	(4,844)
Deferred rent	9	(14)

Net cash provided by (used in) operating activities	(5,073)	4,268

Cash flows provided by (used in) investing activities:
Purchase of available-for-sale short-term investments	(64,857)	(30,507)
Proceeds from maturities and sales of available-for-sale short-term investments	43,504	33,104
Change in other long-term assets	1,026	(22)
Capital expenditures	(1,069)	(2,038)

Net cash provided by (used in) investing activities	(21,396)	537

Cash flows provided by (used in) financing activities:
Principal payments of lease financing obligations.	(711)	(1,118)
Proceeds from exercise of stock options.	1,018	1,209
Repurchase of common stock from employees for payment of taxes on vesting of performance shares and upon exercise of stock options.	(229)	(717)
Repurchase of common stock under stock repurchase program.	—	(2,634)

Net cash provided by (used in) financing activities	78	(3,260)

Effect of exchange rates on cash:	258	270

Net increase (decrease) in cash and cash equivalents	(26,133)	1,815
Cash and cash equivalents:
Beginning of period	37,669	76,062

End of period	$11,536	$77,877